Exhibit 99.3

Peraso Technologies Inc.

Condensed Financial Statements

For the three and nine months ended

September 30, 2021 and 2020 (unaudited)

(expressed in US dollars)

Peraso Technologies Inc.

Condensed Balance Sheets

[Expressed in United States dollars]

	As at
	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$1,156,851	$1,711,886
Accounts receivable, net	938,364	922,446
Prepaid expenses and other current assets	743,051	963,180
Tax credits and receivables	1,052,180	1,711,313
Inventories, net	2,029,752	1,273,512

Total current assets	5,920,198	6,582,337
Property and equipment, net	1,877,536	2,621,091
Right-of-use lease asset, net	572,690	730,573
Intangible assets, net	92,208	—
Other non-current asset	60,410	52,561

TOTAL ASSETS	$8,523,042	$9,986,562

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$2,522,982	$1,542,326
Current portion of lease liabilities	259,170	224,847
Current loan facility	734,082	580,549

Total current liabilities	3,516,234	2,347,722
Long-term liabilities
Convertible debentures	9,295,583	4,321,896
Lease liabilities	349,685	532,151
Warrant liability	9,197,521	6,705,838

Total liabilities	22,359,023	13,907,607

STOCKHOLDERS’ DEFICIT
Capital Stock; no par value; unlimited authorized; 116,223,216 and 115,848,220 issued and outstanding	100,579,143	100,548,455
Additional paid-in capital	5,279,492	1,818,176
Accumulated deficit	(119,694,616)	(106,287,676)

Total stockholders’ deficit	(13,835,981)	(3,921,045)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$8,523,042	$9,986,562

The accompanying notes are an integral part of these condensed financial statements.

Peraso Technologies Inc.

Condensed Statements of Operations

[Expressed in United States dollars, except number of shares]

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Revenue	$2,016,920	$798,748	$3,815,612	$3,191,261
Cost of revenue	919,013	163,106	1,972,630	1,113,614

Gross profit	1,097,907	635,642	1,842,982	2,077,647

Operating expenses
Research and development	2,547,078	1,799,426	7,911,586	5,912,535
General and administrative	1,453,011	2,207,109	3,977,913	4,691,135
Sales and marketing	266,810	194,514	790,853	817,479
Amortization and depreciation	175,349	236,707	546,778	759,870

Total operating expenses	4,442,248	4,437,756	13,227,130	12,181,019

Loss from operations	(3,344,341)	(3,802,114)	(11,384,148)	(10,103,372)
Other income (expense)
Finance expense, net	(870,212)	(250,402)	(2,170,059)	(570,419)
Foreign exchange	69,247	(87,157)	34,530	(24,911)
Change in fair value of warrant liability	323,903	(29,954)	112,737	359,713

Total other expense, net	(477,062)	(367,513)	(2,022,792)	(235,617)

Net loss	(3,821,403)	(4,169,627)	(13,406,940)	(10,338,989)

Deemed dividend on inducement of conversion of Class C Preferred Shares	—	—	—	(11,133,786)
Accretion of preferred shares presented as dividends	—	—	—	(1,666,010)
Effect of foreign exchange on preferred shares	—	—	—	7,756,062

Net loss attributable to common stockholders	$(3,821,403)	$(4,169,627)	$(13,406,940)	$(15,382,723)

Loss per common share - basic and diluted	$(0.03)	$(0.04)	$(0.12)	$(0.18)
Weighted average number of common shares outstanding - basic and diluted	116,216,368	115,803,220	116,045,837	86,339,902

The accompanying notes are an integral part of these condensed financial statements.

Peraso Technologies Inc.

Condensed Statements of Stockholders’ Deficit

Quarterly Presentation

[Expressed in US dollars]

(Unaudited)

	Common Shares
	Number of Shares	Amount	Additional Paid in Capital	Deficit	Total
Balance, December 31, 2020	115,848,220	$100,548,455	$1,818,176	$(106,287,676)	$(3,921,045)
Stock-based compensation	—	—	1,176,917	—	1,176,917
Net loss for the period	—	—	—	(4,156,801)	(4,156,801)

Balance, March 31, 2021	115,848,220	100,548,455	2,995,093	(110,444,477)	(6,900,929)
Stock options exercised	365,000	29,895	—	—	29,895
Stock-based compensation	—	—	1,136,828	—	1,136,828
Fractional share adjustment	(4)	—	—	—	—
Net loss for the period	—	—	—	(5,428,736)	(5,428,736)

Balance, June 30, 2021	116,213,216	100,578,350	4,131,921	(115,873,213)	(11,162,942)
Stock options exercised	10,000	793	—	—	793
Stock-based compensation	—	—	1,147,571	—	1,147,571
Net loss for the period	—	—	—	(3,821,403)	(3,821,403)

Balance, September 30, 2021	116,223,216	$100,579,143	$5,279,492	$(119,694,616)	$(13,835,981)

	Common Shares
	Number of Shares	Amount	Additional Paid in Capital	Deficit	Total
Balance, December 31, 2019	3,627,415	$137,919	$(17,581,293)	$(96,060,815)	$(113,504,189)
Stock options exercised	66,000	5,009	—	—	5,009
Conversion of Convertible Class A Preferred Shares	2,750,001	1,978,275	2,251,013	—	4,229,288
Conversion of Convertible Class B Preferred Shares	43,956,520	31,621,121	20,481,530	—	52,102,651
Conversion of Convertible Class C Preferred Shares	65,403,284	66,802,718	(11,133,786)	—	55,668,932
Stock-based compensation	—	—	202,441	—	202,441
Dividends	—	—	(1,666,010)	—	(1,666,010)
Effect of foreign exchange on preferred shares	—	—	7,756,060	—	7,756,060
Net loss for the period	—	—	—	(1,968,516)	(1,968,516)

Balance, March 31, 2020	115,803,220	100,545,042	309,955	(98,029,331)	2,825,666
Stock-based compensation	—	—	80,966	—	80,966
Net loss for the period	—	—	—	(4,200,846)	(4,200,846)

Balance, June 30, 2020	115,803,220	100,545,042	390,921	(102,230,177)	(1,294,214)
Stock-based compensation	—	—	203,156	—	203,156
Net loss for the period	—	—	—	(4,169,627)	(4,169,627)

Balance, September 30, 2020	115,803,220	$100,545,042	$594,077	$(106,399,804)	$(5,260,685)

The accompanying notes are an integral part of these condensed financial statements.

Peraso Technologies Inc.

Condensed Statements of Stockholders’ Deficit

Year-to-date Presentation

[Expressed in US dollars]

(Unaudited)

	Common Shares
	Number of Shares	Amount	Additional Paid in Capital	Deficit	Total
Balance, December 31, 2020	115,848,220	$100,548,455	$1,818,176	$(106,287,676)	$(3,921,045)
Stock options exercised	375,000	30,688	—	—	30,688
Stock-based compensation	—	—	3,461,316	—	3,461,316
Fractional share adjustment	(4)	—	—	—	—
Net loss for the period	—	—	—	(13,406,940)	(13,406,940)

Balance, September 30, 2021	116,223,216	$100,579,143	$5,279,492	$(119,694,616)	$(13,835,981)

	Common Shares
	Number of Shares	Amount	Additional Paid in Capital	Deficit	Total
Balance, December 31, 2019	3,627,415	$137,919	$(17,581,293)	$(96,060,815)	$(113,504,189)
Stock options exercised	66,000	5,009	—	—	5,009
Stock-based compensation	—	—	486,563	—	486,563
Conversion of Convertible Class A Preferred Shares	2,750,001	1,978,275	2,251,013	—	4,229,288
Conversion of Convertible Class B Preferred Shares	43,956,520	31,621,121	20,481,530	—	52,102,651
Conversion of Convertible Class C Preferred Shares	65,403,284	66,802,718	(11,133,786)	—	55,668,932
Effect of foreign exchange on preferred shares	—	—	7,756,060	—	7,756,060
Dividends	—	—	(1,666,010)	—	(1,666,010)
Net loss for the period	—	—	—	(10,338,989)	(10,338,989)

Balance, September 30, 2020	115,803,220	$100,545,042	$594,077	$(106,399,804)	$(5,260,685)

The accompanying notes are an integral part of these condensed financial statements.

Peraso Technologies Inc.

Condensed Statements of Cash Flows

[Expressed in US dollars]

(Unaudited)

	For the nine months ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(13,406,940)	$(10,338,989)
Adjustment to reconcile net loss to net cash used in operating activities
Stock-based compensation	3,461,316	486,563
Amortization and depreciation	783,001	1,170,961
Change in fair value of warrants liability	(112,737)	(359,713)
Amortization of right-of-use asset	181,685	167,618
Repayment of lease obligations	(176,713)	(182,444)
Accrued interest expense	660,976	207,169
Amortization of debt discount	1,539,615	345,370
Disposal of property and equipment	20,000	—
Changes in operating assets and liabilities:
Accounts receivable	(15,918)	(1,336,828)
Prepaid expenses and other current assets	220,129	(49,779)
Tax credits and receivables	(434,100)	152,709
Inventories	(756,240)	(59,178)
Other non-current assets	(7,849)	—
Accounts payable and accrued liabilities	980,656	19,625

Net cash used in operating activities	(7,063,119)	(9,776,916)

Cash flows from investing activities
Purchases of property and equipment	(56,655)	(27,575)
Purchases of intangible assets	(95,000)	—

Net cash used in investing activities	(151,655)	(27,575)

Cash flows from financing activities
Proceeds on exercise of stock options	30,688	5,009
Net proceeds from loan facility	1,262,315	—
Net proceeds from convertible debenture	5,545,350	3,451,879
Net proceeds from DIP loans	—	6,150,000
Repayment of loan facility	(184,555)	—

Net cash provided by financing activities	6,653,798	9,606,888

Unrealized loss (gain) on foreign currency exchange	5,941	(28,809)
Net change in cash during the period	(555,035)	(226,412)
Cash, beginning of the period	1,711,886	1,903,691

Cash, end of the period	$1,156,851	$1,677,279

The accompanying notes are an integral part of these condensed financial statements.

Peraso Technologies Inc.

Supplemental disclosure of non-cash financing activities:
Conversion of preferred shares to common stock	—	$112,000,871
Deemed dividend on inducement of conversion of Class C preferred shares	—	$(11,133,786)
Dividends and foreign exchange effect on preferred shares	—	$6,090,050
Fair value of new warrants issued recognized as debt discount	$2,604,419	—
Settlement of loan facility against tax receivables	$(1,277,788)	—

The accompanying notes are an integral part of these condensed financial statements.

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020

1.	The Company and basic presentation

The Company

Peraso Technologies Inc. (the “Company”) is a fabless semiconductor company specializing in the development of mmwave technology, including 60GHz and 5G products. The Company was incorporated on June 5, 2008.

Impact of COVID-19

The outbreak of the novel strain of coronavirus, specifically identified as “COVID-19,” has resulted in governments worldwide enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to businesses globally resulting in an economic slowdown. Governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions. The extent to which COVID-19 and any other pandemic or public health crisis impacts the Company’s business, affairs, operations, financial condition, liquidity, availability of credit and results of operations will depend on future developments that are highly uncertain and cannot be predicted with any meaningful precision, including new information which may emerge concerning the severity of the COVID-19 virus and the actions required to contain the COVID 19 virus or remedy its impact, among others. The duration and impact of the COVID-19 outbreak is unknown at this time, as is the efficacy of the government and central bank interventions. It is not possible to reliably estimate the length and severity of these developments and the impact on the financial results and condition of the Company in future periods.

Basis of presentation

The condensed financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. These condensed financial statements should be read in conjunction with the audited financial statements for the fiscal year ended December 31, 2020 and other information elsewhere in this filing.

The condensed financial statements of the Company as of September 30, 2021, and for the three and nine months ended September 30, 2021 and 2020, are unaudited. In the opinion of management of the Company, all adjustments, including normal recurring accruals, have been made that are necessary to present fairly the financial position of the Company as of September 30, 2021, and the results of its operations for the three and nine months ended September 30, 2021 and 2020, and its cash flows for the nine months ended September 30, 2021 and 2020. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full fiscal year. The condensed balance sheet at December 31, 2020 has been derived from the Company’s audited condensed financial statements at such date.

Going concern

The accompanying condensed financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements to support its working capital requirements.

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020

The Company incurred a loss from operations of $13.4 million for the nine months ended September 30, 2021 and had a stockholders’ deficit of $13.8 million as of September 30, 2021.The Company’s forecasted cash flows from operations are insufficient to cover its operating expenses.

Management believes that it has developed a liquidity plan, as summarized below, that, if executed successfully, should provide sufficient liquidity to meet the Company’s obligations as they become due for a reasonable period of time, and allow the development of its core business.

•	Raising additional cash through the issuance of convertible notes; and

•

Completing a reverse acquisition in accordance with the arrangement agreement entered into on September 14, 2021 with MoSys, Inc., a public company with adequate cash to fund Peraso’s operations post-transaction for at least the next 12 months. MoSys, Inc. provides both integrated circuits (ICs) and intellectual property (IP) solutions that enable fast, intelligent data access and decision making for a wide range of markets.

The material uncertainties lend significant doubt as to the ability of the Company to meet its obligations as they come due and, accordingly, the appropriateness of the use of accounting principles applicable to a going concern. While the Company has been successful in raising financing through debt and equity financing in the past, there can be no assurance that it will be able to do so in the future.

These financial statements do not reflect the adjustments to the carrying value of assets and liabilities and the reported expenses and balance sheet classification that would be necessary if the Company were unable to realize its assets and settle its liabilities as a going concern in the normal course of operations.

2.	Summary of significant accounting policies

Use of estimates

The preparation of these financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Such estimates include the warrants and stock compensation valuation assumptions and the determination of the useful life of property and equipment and intangible assets, all of which are management’s best estimates. Estimates are based on historical experience, where applicable, and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in estimates in future years could be significant. Management believes that the estimates utilized in preparing the financial statements are reasonable; however, actual results could differ from those estimates.

Revenue recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, and all its related amendments (“ASC 606”).

The Company recognizes revenue to depict the transfer of promised services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services by applying the following steps:

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020

•	Identify the contract with a customer;

•	Identify the performance obligations in the contract;

•	Determine the transaction price;

•	Allocate the transaction price to the performance obligations; and

•	Recognize revenue when, or as, the Company satisfies a performance obligation.

Revenue represents the amount the Company expects to receive for products and services in its contracts with customers, net of discounts and sales taxes. The Company derives revenue from the sale of semiconductor chipsets, license fees and royalty fees, and engineering services.

Product revenue

Product revenue is primarily from the sale of semiconductor devices, which is recognized when performance obligations under the terms of a contract with a customer are satisfied. The majority of the Company’s contracts have a single performance obligation to transfer products. Accordingly, the Company recognizes revenue when title and risk of loss have been transferred to the customer, generally at the time of shipment of products. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products and is generally based upon a negotiated, formula, list or fixed price. The Company sells its products both directly to customers and through distributors generally under agreements with payment terms typically 30 days or less.

Our contracts with customers are generally for products only, and do not include other performance obligations such as services, extended warranties or other material rights.

The Company may record an estimated allowance, at the time of shipment, for future returns and other charges against revenue consistent with the terms of sale.

License fees and royalty revenue

The Company also generates revenue from licensing its technology. The Company recognizes License fee as revenue at the point of time when the control of the license has been transferred and the Company has no continuing performance obligations to the customer.

Royalty revenues are recognized based upon licensee’s use of the Company’s licensed technology. There were no royalty revenues during the nine months ended September 30, 2021 and 2020.

Engineering services revenue

Engineering and development contracts with customers generally contain a single performance obligation that is delivered over time. Revenue is recognized using an output method that is consistent with the satisfaction of the performance obligation as a measure of progress.

Contract liabilities—deferred revenue

Receivables are recognized in the period the Company ships the product or when services are rendered to customer. Payment terms on invoiced amounts are based on contractual terms with each customer. When the Company receives consideration, or such consideration is unconditionally due, prior to transferring goods or services to the customer under the terms of a sales

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020 contract, the Company records deferred revenue, which represents a contract liability. The Company recognizes deferred revenue as net sales once control of goods and/or services have been transferred to the customer and all revenue recognition criteria have been met and any constraints have been resolved. There were no deferred revenues as of September 30, 2021 and 2020.

Government subsidies

A grant or subsidy that is compensation for expenses or losses already incurred, or for which there are no future related costs, is recognized in the statement of operations in the period in which it becomes receivable.

Starting in 2020, Canadian businesses, non-profit organizations, or charities who have seen a drop in revenue during the COVID-19 pandemic became eligible for a rent and wage subsidy from the government. The Company began receiving this subsidy on a monthly basis in the fourth quarter of 2020. During the nine months ended September 30, 2021 the Company recognized payroll subsidies of $1,102,616 as a reduction in the associated wage costs in operating expenses in the Statement of Operations. During the nine months ended September 30, 2021 the Company recognized rent subsidies of $195,995 as a reduction of rent expense in the Statement of Operations.

Stock-based compensation

The Company periodically issues stock options to employees and non-employees. The Company accounts for such grants based on ASC 718, Stock Compensation, whereby the value of the award is measured on the date of grant and recognized as compensation expense on a straight-line basis over the vesting period. The fair value of the Company’s stock options is estimated using the Black-Scholes-Merton Option Pricing (Black Scholes) model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the options, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes model.

Fair value measurements

The Company applies ASC 820, Fair Value Measurement, which defines fair value and establishes a framework for measuring fair value and making disclosures about fair value measurements. ASC 820 establishes a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. Market price observability is impacted by a number of factors, including the type of financial instruments and the characteristics specific to them. Financial instruments with readily available quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

There are three levels within the hierarchy that may be used to measure fair value:

Level 1—Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date.

Level 2— Other significant observable inputs for the assets or liabilities through corroboration with market data at the measurement date.

Level 3— Significant unobservable inputs that reflect management’s best estimate of what market participants would use to price the assets or liabilities at the measurement date.

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020

The Company categorizes its cash as Level 1 fair value measurements. The Company categorizes its warrant liability as Level 3 fair value measurements. The warrant liability is measured at fair value on a recurring basis and are being marked to fair value at each reporting date until they are completely settled or meet the requirements to be accounted for as component of stockholders’ equity. The warrants are valued using the Black-Scholes option pricing model as discussed in Note 8 – Warrants.

The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, and accounts payable approximate their fair values because of their short-term nature. The carrying values of lease obligations and long-term financing obligations approximate their fair values because interest rates on these obligations are based on prevailing market interest rates.

Warrant liability

The Company issues detachable warrants with its preferred shares and convertible debentures. The warrants have exercise prices that are denominated in foreign currency (CAD) that differs from the Company’s functional currency (USD) and accordingly are accounted for as liability in accordance with ASC 815, Derivatives and hedging. These warrants are initially recorded at fair value and then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of these instruments, including whether such instruments should be recorded as liability or as equity, is evaluated at the end of each reporting period.

Tax credits and receivables

The Company is registered for the Canadian federal and provincial goods and services taxes. As such, the Company is obligated to collect from third parties, and is entitled to claim sales taxes paid on its expenses and capital expenditures incurred in Canada.

In addition, the Company is also a part of the Scientific Research and Experimental Development (SR&ED) Program, which uses tax incentives to encourage Canadian businesses of all sizes and in all sectors to conduct research and development (R&D) in Canada. As a part of the program, the Company may be entitled to a receivable in the form of tax credit or incentive. The Company records refundable tax credits as a receivable when the Company can reasonably estimate the amounts and it is more likely than not, they will be received.

Intangible Assets

Intangible assets are recorded at cost and amortized on a straight-line method over the estimated useful life of 10 years.

Long-Lived Assets

The Company regularly reviews the carrying value and estimated lives of its long-lived assets and finite-lived intangible asset to determine whether indicators of impairment may exist which warrant adjustments to carrying values or estimated useful lives. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the assets to the Company’s business objective. Should an impairment exist, the impairment loss would be measured based on the excess of the carrying amount over the asset’s fair value.

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020

Foreign currency transactions

The functional currency of the Company is the U.S dollar. All foreign currency transactions are initially measured and recorded in an entity’s functional currency using the exchange rate on the date of the transaction. All monetary assets and liabilities are remeasured at the end of each reporting period using the exchange rate at that date. All non-monetary assets and related expense, depreciation or amortization are not subsequently remeasured and are measured using the historical exchange rate. An average exchange rate may be used to recognize income and expense items earned or incurred evenly over a period. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in the statement of operations, except for the gains and losses arising from the conversion of the carrying amount of the foreign currency denominated convertible preferred shares into the functional currency that are presented as adjustment to the net loss to arrive at net loss attributable to common stockholders.

Per share amount

The Company computes net loss per share in accordance with FASB ASC 260, Earnings Per Share. Basic earnings (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding during the year. The Company includes common stock issuable in its calculation. Diluted earnings (loss) per share is computed by dividing the net income (loss) applicable to common stockholders by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Potential common shares are excluded from the computation if their effect is antidilutive.

As of September 30, 2021, the potentially dilutive securities consisted of 22,849,273 outstanding stock options and 11,228,407 outstanding warrants.

3.	Recently issued accounting pronouncements

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-06 (“ASU 2020-06”), Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models will result in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The ASU also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. With regard to our financial reporting, ASU 2020-06 will be effective January 1, 2024, and early adoption is permitted, but no earlier than January 1, 2021, including interim periods within that year. The Company is currently evaluating what effect(s) the adoption of ASU 2020-06 may have on our financial statements, but the Company does not believe the impact of the ASU will be material to our financial position, results of operations and cash flows. The effect will largely depend on the composition and terms of the financial instruments at the time of adoption.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses”. This ASU added a new impairment model (known as the current expected credit loss (“CECL”) model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes an allowance for its estimate of expected credit losses and applies to

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020 most debt instruments, trade receivables, lease receivables, financial guarantee contracts, and other loan commitments. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. This update is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. The Company is still evaluating the impact of this accounting guidance on our results of operations and financial position.

4.	Inventory

Inventory as of September 30, 2021 and December 31, 2020 consist of the following:

	2021	2020
Raw materials	$842,076	$48,000
Work in process	878,081	885,006
Finished goods	309,595	340,506

Total	$2,029,752	$1,273,512

Inventory reserves as of September 30, 2021 and December 31, 2020 were $235,492 and $163,879, respectively.

5.	Property and equipment

Property and equipment as of September 30, 2021 and December 31, 2020 consist of the following:

September 30, 2021	Cost	Accumulated depreciation	Net
Computer equipment	$1,468,568	$1,410,449	$58,119
Furniture and fixtures	321,973	302,901	19,072
Licenses	701,678	701,678	—
Leasehold improvements	237,780	237,780	—
Laboratory Equipment	2,593,484	2,363,418	230,066
Production Equipment	5,790,490	4,220,211	1,570,279

	$11,113,973	$9,236,437	$1,877,536

December 31, 2020	Cost	Accumulated depreciation	Net
Computer equipment	$1,431,913	$1,345,217	$86,696
Furniture and fixtures	321,973	286,038	35,935
Licenses	701,678	694,986	6,692
Leasehold improvements	237,780	236,178	1,602
Laboratory Equipment	2,593,484	2,274,508	318,976
Production Equipment	5,770,490	3,619,300	2,151,190
Work in Progress	20,000	—	20,000

	$11,077,318	$8,456,227	$2,621,091

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020

Depreciation expense for the three months and nine months ended September 30, 2021 amounted to $247,688 and $780,210 respectively. Depreciation expense for the three months and nine months ended September 30, 2020 amounted to $316,640 and $1,017,120 respectively.

The Company’s production equipment is maintained overseas.

6.	Loan facilities

The loan facilities as of September 30, 2021 and December 31, 2020 consist of the following:

	September 30, 2021	December 31, 2020
SRED Financing	$734,082	$580,549

On November 30, 2020, the Company entered into a Loan agreement to raise funds against the Company’s present and after acquired personal property. The proceeds from first draw totaled $587,000 (CDN$750,000), which was outstanding as of December 31, 2020.

On February 5, 2021, March 5, 2021 and September 17, 2021 the Company raised additional funds from the second, third and fourth draw under the SRED financing of $274,715 (CDN$350,000), $274,715 (CDN$350,000) and $745,655 (CDN$950,000) respectively, totaling year to date gross proceeds of $1,295,085 (CDN$1,650,000) net of financing fees of $32,770 (CDN$41,750). The loan agreement for all tranches bears an interest rate of 1.6% per month, compounded monthly (20.98%). The loan was sanctioned against the Company’s tax credit refund.

The first, second and third draw including interest of $136,900 (CDN$174,417) were repaid through proceeds from the Company’s tax credit refund of $1,093,230 (CDN$1,392,831) and the balance of $184,558 (CDN$235,132) was paid from the fourth draw. The remaining loan balance of $734,082 will be repaid through proceeds from the Company’s tax credit refund.

Interest expense for the three months and nine months ended September 30, 2021 amounted to $34,571 and $140,662 respectively. Interest expense for the three months and nine months ended September 30, 2020 amounted to $17,902 and $17,902 respectively.

7.	Convertible debentures

The convertible debentures as of September 30, 2021 and December 31, 2020 consisted of the following:

	September 30, 2021	December 31, 2020
6% Convertible debentures due December 31, 2023	$14,082,343	$8,183,035
Accrued Interest	844,291	321,903

Total obligation	$14,926,634	$8,504,938
Debt discount	(5,631,051)	(4,183,042)

Net	$9,295,583	$4,321,896

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020

Convertible debentures due December 31, 2023

In December 2019, the Company entered into convertible debenture agreements with total principal amount of $1,748,035 due on June 30, 2025. In March 2020, the maturity date was amended to December 31, 2023. The convertible debentures bear interest at a rate of 6% per annum and are secured by the Company’s assets. Finance fees incurred for the issuance of the convertible debentures amounting to $73,608 were recorded as debt discount. The Company also granted to a noteholder warrants to purchase 53,312 common shares of the Company. The fair value of these warrants of $45,971 was initially recorded as liability and debt discount.

During March 2020, the Company entered into convertible debenture agreements with total principal amount of $3,885,000 due on December 31, 2023. The convertible debentures bear interest rate of 6% per annum and are secured by the Company’s assets. Finance fees incurred for the issuance of the convertible debentures amounting to $433,122 were recorded as debt discount. The Company also granted to the noteholders warrants to purchase 2,160,215 common shares of the Company. The fair value of these warrants of $1,707,943 was initially recorded as liability and debt discount.

During October 2020, the Company settled a portion of its DIP loan amounting to $2,550,000 through issuance of convertible debentures that will mature on December 31, 2023. The convertible debentures bear interest rate of 6% per annum and are secured by the Company’s assets. The Company also granted to the noteholders warrants to purchase 4,468,280 common shares of the Company. The fair value of these warrants of $3,592,855 was initially recorded as liability and debt discount up to the face value of the convertible debt, and a finance expense of $1,042,856 recorded on the statement of operations for the remaining portion.

During April 2021, the Company entered into convertible debenture agreements with a total principal amount of $5,899,308 due on December 31, 2023. The convertible debentures bear interest rate of 6% per annum and are secured by the Company’s assets. Finance fees incurred for the issuance of the convertible debentures amounting to $353,958 were recorded as debt discount, resulting in cash proceeds to the Company of $5,545,350.

Upon the closing of an equity financing after September 30, 2020, all of the outstanding principal and accrued interest shall convert at a price equal to the lower of CDN$0.15 (USD$0.12) and 80% of the per share price paid by the investors in such financing. In the event of a liquidation prior to conversion or repayment, the Company shall pay an amount to the holder equal to 3 times the outstanding principal and accrued interest.

The Company also granted to the noteholders warrants to purchase 2,947,058 common shares of the Company. The fair value of these warrants of $2,604,420 was initially recorded as liability and debt discount.

The debt discount is amortized over the terms of the related convertible debentures. During the three months and nine months ended September 30, 2021, the amortization of the debt discount amounted to $625,913 and $1,510,368 respectively. During the three months and nine months ended September 30, 2020, the amortization of the debt discount amounted to $147,543 and $345,371 respectively.

For the three months and nine months ended September 30, 2021, interest expense on the convertible debentures amounted to $212,971 and $522,274 respectively. For the three months and nine months ended September 30, 2020, interest expense on the convertible debentures amounted to $84,957 and $207,169 respectively.

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020

8.	Warrant liability

Warrants outstanding as of September 30, 2021 and their respective exercise prices and expiration dates, were as follows:

Year Issued	Number of warrants issued	Exercise price		Expiry date
2014	594,000	CDN$	1.00	31-Dec-25
2015	90,000	CDN$	1.00	31-Aug-22
2016	417,850	CDN$	1.479	31-Dec-25
2017	161,007	CDN$	1.479	31-Dec-22
2017	336,685	CDN$	1.479	31-Dec-25
2019	53,312	CDN$	1.479	31-Dec-25
2020	2,160,215	CDN$	0.15	31-Dec-25
2020	4,468,280	CDN$	0.15	31-Dec-23
2021	2,947,058	CDN$	0.15	30-Apr-26

Total	11,228,407

Exercise prices in USD $0.78 (CDN$1.00), $1.16 (CDN$1.479), and $0.12 (CDN$0.15) translated as of September 30, 2021.

Warrant activity and the related changes in the estimated fair values during the nine months ended September 30, 2021 and 2020 were as follows:

	Number of warrants on common shares	Amount
Balance – December 31, 2020	8,281,349	$6,705,838
Issued during the period	2,947,058	2,604,420
Change in fair value of warrants	—	(112,737)

Balance – September 30, 2021	11,228,407	$9,197,521

The fair value of the warrant liability is estimated using the Black-Scholes option-pricing model. The Company is a private Company and lacks Company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies within the semiconductor industry with characteristics similar to the Company. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

During April 2021, the Company granted warrants with an exercise price of CDN$0.15 ($0.12 USD) to purchase 2,947,058 common shares of the Company to certain holders of convertible debentures (Note 6). The total fair value of these warrants at grant date amounted to $2.6 million. The fair values were determined using the Black-Scholes model with the following assumptions: expected term based on the contractual term of 5 years, risk-free interest rate of 0.86% based on a comparable US Treasury Bond, expected volatility of 106.82% and expected dividend of zero.

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020

The fair values of the outstanding warrants as of September 30, 2021 and December 31, 2020 were calculated based on the following assumptions used in the Black-Scholes model: expected term based on the remaining contractual term of one to five years (2020: two to five years); risk-free interest rate of 0.86% (2020: 0.36%) and based on a comparable US Treasury Bond, expected volatility of 111.09% (2020: 104.37%) and expected dividend of zero.

9.	Convertible preferred shares

Authorized

Unlimited Class A, Class B and Class C preferred shares, convertible, redeemable

	Class A preferred shares		Class B preferred shares		Class C preferred shares		Total
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Amount
Balance – December 31, 2019	2,750,001	$4,457,449	43,956,520	$54,830,889	52,322,627	$58,802,585	$118,090,923
Dividends accrued		64,600		795,834			860,434
Amortization of issuance costs and warrants				77,151		728,425	805,576
Foreign exchange impact	—	(292,760)	—	(3,601,223)	—	(3,862,079)	(7,756,062)
Preferred shares converted into ordinary shares	(2,750,001)	$(4,229,289)	(43,956,520)	$(52,102,651)	(52,322,627)	$(55,668,931)	$(112,000,871)

Balance – September 30, 2020	—	—	—	—	—	—	—

All convertible preferred shares were converted by March 31, 2020, and no additional preferred shares were outstanding as of September 30, 2021.

Convertible Class A, Class B and Class C preferred shares

The holders of the convertible Class A, Class B and Class C preferred shares have the following rights and preferences:

Voting

Each convertible Class A, Class B and Class C preferred share has voting rights equal to an equivalent number of common shares and votes together as one class with the common shares.

Conversion

Each Class A, Class B and Class C preferred share is convertible, at the option of the holder, into one common share. The Class A, Class B and Class C preferred shares are automatically convertible into common shares in the event of: (i) the closing of a public offering; (ii) the affirmative vote or written consent by the majority of the preferred shareholders; and (iii) the optional conversion into common shares of at least two-thirds of the aggregate number of preferred shares.

In March 2020, the company filed an Articles of Amendment, where in the ratio for the conversion of the Preferred Class C shares into common shares was changed from 1:1 to 1:1.25 (Note 10).

Redemption

The convertible Class A preferred shares can be redeemed on or after June 1, 2021, subject to agreement by two-thirds of the holders of the Company’s Class A preferred shares. The price would be the original issue price of CDN$1 per share plus all accrued dividends.

The Class B preferred shares can be redeemed on or after June 1, 2021 subject to agreement by a majority of the holders of the Company’s Class B preferred shares. The price would be the original issue price of CDN$1 ($0.79 USD) per share plus all accrued dividends.

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020

The Class C preferred shares can be redeemed on or after June 1, 2021 subject to agreement by a majority of the holders of the Company’s Class C preferred shares. The price would be the original issue price of CDN$1.479 ($1.16 USD) per share.

Dividends

Class A and Class B preferred shares will accrue an annual compounding dividend of 8% per year. The dividend will be paid at the earlier of a liquidation event (as defined in the articles of incorporation of the Company) or the redemption of the preferred shares. Other than those two circumstances no accrued dividends can be declared or become payable. Upon conversion all rights of holders of preferred shares cease including rights to dividends.

The total dividend accrued since the issuance of Class A and Class B Preferred shares of $22,732,543 was recognized as additional paid in capital upon conversion of Preferred shares into common shares on March 13, 2020.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, the holders of each convertible Class A and Class B preferred share would receive CDN$1 ($0.79 USD) per share plus all accrued dividends. Class C preferred shareholders would receive CDN$1.4790 ($1.16 USD) and no accrued dividends. Thereafter, any assets remaining following distribution to the holders of the convertible Class A, Class B and Class C preferred shares will be distributed ratably among the holders of the convertible Class A, Class B and Class C preferred shares and common shares, provided that the maximum amount receivable for each convertible Class A and Class B preferred share is CDN$5 ($3.93 USD) and CDN$4.44 ($3.49 USD) for Class C preferred shares.

On March 13, 2020, all of the outstanding preferred shares were converted into common shares. The carrying amount of the preferred shares were reclassified into common stock and the accumulated dividends were reclassified into additional paid-in capital.

10.	Capital stock

As of September 30, 2021, the Company was authorized to issue an unlimited number of common shares.

On March 13, 2020, the Company issued 2,750,001 common shares upon conversion of all outstanding Class A preferred shares amounting to $1,978,275 and 43,956,520 common shares upon conversion of all outstanding Class B preferred shares amounting to $31,621,121. The Class A and B preferred shares were converted into common shares based on the original conversion price of CDN$1.00 ($0.72 USD). The outstanding accumulated dividends of $22,732,543 were reclassified into additional paid-in capital.

On March 13, 2020, the Company also issued 65,403,284 common shares amounting to $66,802,718 upon conversion of all outstanding Class C preferred shares based on the amended conversion price of CDN$1.18 ($0.85 USD). As a conversion inducement, the Company amended the ratio for the conversion of the Class C preferred shares into common shares from 1:1 to 1:1.25. The Company determined that the additional common shares issuable arising from such modification totaled 13,080,657 with fair value of $11,133,786 and recognized such amount as deemed dividend.

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020

11.	Stock-based compensation

In 2009, the Company adopted the 2009 Share Option Plan (the plan). Under the plan, officers, employees, directors, consultants, and special advisers may be granted stock options to purchase shares of the Company’s common stock; 12,896,147 shares of common stock have been reserved for issuance. Stock options generally vest over terms of four years and expire in ten years.

On September 16, 2020, Board of Directors approved the increase in number of options shares (as defined in Stock option plan) from 10% of outstanding issue to the greater of 23,169,644 or 20% of outstanding issue. As of December 31, 2020, the Company had granted 97,491 more options shares than were authorized for grant, however in the first quarter of 2021 this was corrected due to additional forfeitures. As of September 30, 2021, options shares available to grant totaled 395,370.

On September 17, 2020, Board of Directors approved the cancellation of stock options totaling 2.6 million with exercise price of CDN$0.60 ($0.47 USD) and original vesting term of 4 years and replaced such awards with option grants that have exercise price of CDN$0.15 ($0.12 USD) options and vesting period of one year. The replacement of the option grants was accounted for as modification in accordance with the provisions of ASC 718. The Company determined that the incremental fair value of the replacement awards amounted to approximately $530,000 using Black-Scholes option pricing model. At replacement date, the total compensation cost for the replacement awards was determined to be $952,000 and is amortized over the one year vesting term.

Additionally, the Board also approved the grant of stock options to employees to purchase a total of 18.7 million shares of the Company’s common stock. The options have an exercise price of CDN$0.15 ($0.12 USD) per share, expire in ten years, and have a vesting period of 4 years. The total fair value of these options at grant date was approximately $15.8 million.

On May 27, 2021, Board of Directors approved the grant of stock options to employees to purchase a total of 812,000 shares of the Company’s stock. The options have an exercise price of CDN$0.15 ($0.12 USD) per share, expire in ten years, and have a vesting period of 4 years. The total fair value of these options at grant date was $739,284.

Additionally, the Board also approved the grant of 6,729,875 options effective upon conversion of the Convertible Debentures (if any) to key employees. The options have an exercise price of CDN$0.15 ($0.12 USD) and are subject to active employment on the Conversion Date. The Board declared null and void the prior authorization on September 17, 2020 of anti-dilution options to key employees.

The fair value of each stock option is estimated at grant date using the Black-Scholes option-pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of publicly traded set of peer companies within the semiconductor industry with characteristics similar to the Company. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The assumptions used in the Black-Scholes option pricing model were as follows: average risk-free interest rate of 0.51% (2020 – 0.46%); expected average volatility of 109.94% (2020 – 104.37%); expected stock option life of 6.25 years (2020 – 6.25 years); exercise price of CDN$0.15 ($0.12 USD) (2020 – CDN$0.15 ($0.12 USD)); and an underlying stock price of CDN$1.18 ($0.97 USD) (2020 – CDN$1.18 ($0.89 USD)).

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020

A summary of stock option activity under the plan is as follows:

	Number of shares	Weighted average exercise price
Balance – December 31, 2020	23,267,135	$0.12
Granted	812,000
Forfeited	(854,862)	$0.15
Exercised	(375,000)	$0.08

Balance – September 30, 2021	22,849,273	$0.08

Significant exercise price ranges of options outstanding, related weighted average exercise prices and contractual life information as of September 30, 2021 were as follows:

	Options Outstanding			Options Exercisable
Exercise price range	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$0.08	1,514,000	3.16	$0.08	1,514,000	$0.08
$0.12	21,335,273	8.61	$0.12	—	$0.12

	22,849,273	8.25	$0.12	1,514,000	$0.08

Significant exercise price ranges of options outstanding, related weighted average exercise prices and contractual life information as of December 31, 2020 were as follows:

	Options Outstanding			Options Exercisable
Exercise price range	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$0.08	1,914,000	3.66	$0.08	1,914,000	$0.08
$0.12	21,332,510	9.29	$0.12	—	$0.12
$0.47	20,625	6.62	$0.47	—	$0.47

	23,267,135	8.83	$0.12	1,914,000	$0.08

The Company recorded total stock-based compensation expense for the three month and nine month period ended September 30, 2021 of $1,147,571 and $3,461,316 respectively. The Company recorded a total stock-based compensation expense for the three month and nine month period ended September 30, 2020 of $203,156 and $486,563 respectively.

As of September 30, 2021, there was $12 million of total unrecognized compensation expense related to non-vested stock options that is expected to be recognized over a weighted average period of 2.49 years. The number of vested and exercisable options totaled 1,514,000. These options had a weighted-average exercise price of $0.08 per share and a weighted-average remaining contractual term of 3.16 years as of September 30, 2021.

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020

12.	Leases

Operating lease agreements

The Company has two operating leases with third parties for office space in Canada. The leases expire on September 14, 2022 and December 31, 2023. On July 21, 2021, the Company agreed to extend the operating lease for office space in Canada, which was to expire on September 14, 2021, for an additional year. Leases with an initial term of 12 months or less are not recorded on the balance sheet. For lease agreements entered into or reassessed after the adoption of Topic 842, the Company did not combine lease and non-lease components.

The following table provides the details of right-of-use assets and lease liabilities as of:

	September 30, 2021	December 31, 2020
Right-of-use asset	$572,690	$730,573
Lease liability	$608,855	$756,998

The Company’s lease payments during the three months and nine months ended September 30, 2021 were $59,203 and $176,713, respectively. The Company’s lease payments during the three months and nine months ended September 30, 2020 were $61,344 and $181,685, respectively.

13.	Contingencies and commitments

In the ordinary course of business and from time to time, the Company is involved in various claims related to software, intellectual property rights, commercial, employment and other claims. The Company recognizes a liability when it is probable that a loss has been incurred and the amount is reasonably estimable. There is significant judgment required in assessing both the likelihood of an unfavorable outcome and whether the amount of loss, if any, can be reasonably estimated.

On June 3, 2020, Peraso Technologies Inc. (“Peraso”) applied for and obtained an order under the Companies’ Creditors Arrangement Act (the “CCAA”), providing certain relief. Pursuant to the Initial Order issued by the Ontario Superior Court of Justice (Commercial List), Ernst & Young Inc. was appointed as the Monitor of Peraso. In addition, the Monitor, in its capacity as Foreign Representative, filed a voluntary petition in the United States under Chapter 15 of the U.S. Bankruptcy Code, seeking recognition of the CCAA proceeding.

On October 14, 2020, the Court approved a settlement agreement (the “Settlement Agreement”) as between Ubiquiti Inc. and Peraso. On October 22, 2020, following the satisfaction of certain conditions precedent, the Settlement Agreement (including all agreements incorporated as schedules thereto) became fully effective. The terms of the settlement agreement are subject to confidentiality.

On October 28, 2020, the Court granted an order authorizing the termination of Peraso’s CCAA proceedings upon the completion of certain defined steps. On November 2, 2020, Peraso provided written notice to the Monitor that these steps had been completed and, as contemplated in the CCAA Termination Order dated October 28, 2020 (the “CCAA Termination Order”), the Monitor served a Monitor’s Certificate on the service list that had the effect of, inter alia: terminating the CCAA proceedings and the Stay Period referred to in the Initial Order; discharging Ernst & Young Inc. from its duties as the Monitor; releasing certain claims in favor of the Monitor and its counsel, with certain exceptions; and terminating the Administration Charge, the Directors’ Charge, the DIP Lenders’ Charge, the Second DIP Lenders’ Charge, and the Third DIP Lenders’ Charge (as such terms are defined in the CCAA Termination Order).

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020

Notwithstanding the discharge of Ernst & Young Inc. as Monitor:

Ernst & Young Inc. will remain Monitor and have the authority to carry out, complete, or address any matters in its role as Monitor that are ancillary or incidental to these CCAA proceedings, including any matter in respect of the Chapter 15 Proceedings (as defined in the CCAA Termination Order);

Ernst & Young Inc. and its counsel will continue to have the benefit of any of the rights, approvals, releases and protections in favor of the Monitor at law or pursuant to the CCAA, the Initial Order, and all other Orders made in these CCAA proceedings;

On December 1, 2020 the United States Bankruptcy Court for the Southern District of New York issued an Order that: (i) recognized and gave full force and effect in the United States to the Court’s order approving the Settlement Agreement; and (ii) terminated the Chapter 15 Proceedings.

14.	Disaggregated revenue, Concentration of Credit Risk and Significant Customers

The Company operates in one business segment and uses one measurement of profitability for its business.

The following table represents disaggregation of revenue for the three months and nine months ended September 30, 2021 and 2020:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Product sales	$1,366,920	$298,748	$3,015,612	$1,191,261
Engineering services	650,000	500,000	800,000	2,000,000

	$2,016,920	$798,748	$3,815,612	$3,191,261

Customers who accounted for at least 10% of total revenue were:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Customer A	44.83%	*	48.30%	*
Customer B	32.52%	63.22%	18.50%	62.83%
Customer C	*	29.19%	15.36%	26.17%

*	Represents percentage less than 10%

Revenue attributed to the United States and to all foreign countries is based on the geographical location of the customer. The Company recognized revenue from chipset sales and licensing of its chipsets to customers in the following geographical locations:

Peraso Technologies Inc.

Notes to Condensed Financial Statements (Unaudited)

For the three and nine months ended September 30, 2021 and 2020

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2021	2021	2020
Taiwan	$(1,977)	$233,158	$586,027	$835,020
Hong Kong	1,027,653	11,583	2,057,245	160,943
North America	974,150	525,740	1,134,900	2,124,090
Rest of the world	17,094	28,267	37,440	71,208

	$2,016,920	$798,748	$3,815,612	$3,191,261

15.	Arrangement Agreement

On September 14, 2021, the Company entered into an Arrangement Agreement with MoSys, Inc. and its newly formed subsidiaries, 2864552 Ontario Inc. (“Callco”) and 2864555 Ontario Inc. (“Canco”). Under the Agreement, MoSys, Inc., indirectly through Canco, is to acquire all of the issued and outstanding common shares of Peraso, including those Peraso Shares to be issued in connection with the conversion or exchange of secured convertible debentures of Peraso and common share purchase warrants of Peraso, as applicable, by way of a statutory plan of arrangement under the Business Corporations Act (Ontario) (the “OBCA”), on and subject to the terms and conditions of the Agreement.

The Arrangement is in substance a reverse takeover of MoSys by Peraso, in order to facilitate Peraso’s listing on Nasdaq and access to the US capital markets. Pursuant to the Arrangement Agreement, MoSys and Peraso will complete a business combination pursuant to which MoSys will indirectly acquire all of the Peraso Shares and focus its business on the current business of Peraso while continuing MoSys’ legacy business.

Pursuant to the Arrangement, Peraso Shareholders will receive MoSys Share Consideration and/or Exchangeable Share Consideration and are expected to hold 61% of the outstanding combined company Shares (on a Fully-Diluted basis) while MoSys stockholders will retain 39% of the outstanding combined company Shares (on a Fully-Diluted basis).

16.	Subsequent event

The Company evaluates events or transactions, which occur after the balance sheet date through to the date which the financial statements are issued, for potential recognition or disclosure in its financial statements in accordance with ASC 855, Subsequent Events.

On November 1, 2021, the Company issued $3.7 million of convertible debentures with a maturity date of December 31, 2023. The convertible debentures bear interest at a rate of 6% per annum and are secured by the Company’s assets. Finance fees incurred for the issuance of the convertible debentures amounting to $215,320 were recorded as debt discount. Upon the closing of an equity financing, all the outstanding principal and accrued interest shall convert at a price equal to the lower of CDN$0.15 (USD$0.12) and 80% of the per share price paid by the investors in such financing.